Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (the “Agreement”) is made and entered into as of January 1, 2006 (the “Effective Date”) by and between PLACER SIERRA BANCSHARES, a California corporation (the “Company”) and RONALD W. BACHLI (the “Executive”) (collectively sometimes referred to as the “Parties”).

1. Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to enter into the employ of the Company, subject to the terms and conditions of this Agreement for a term of three (3) years commencing January 1, 2006, continuing until December 31, 2008, unless earlier terminated as provided in Section 3. The period of the Executive’s employment hereunder is herein referred to in this Agreement as the “Employment Period.”

2. Terms of Employment.

(a) Position and Duties.

(i) the Executive shall serve as a member of the Board of Directors of the Company and as Chairman of the Board and Chief Executive Officer of the Company, with such authority, duties and responsibilities as are commensurate and consistent with such position and as described in Exhibit B hereto;

(ii) the Executive’s services shall be performed primarily at the Company’s office in Sacramento, California;

(iii) the Executive shall also serve, without additional compensation, as Chairman of the Board and Chief Executive Officer of Placer Sierra Bank, a subsidiary of the Company, with such authority, duties and responsibilities as are commensurate and consistent with such position;

(iv) the Executive shall devote his full time, ability and attention to the business of the Company during the term of this Agreement, and shall neither directly nor indirectly render any services of a business, commercial or professional nature to any other person, firm, corporation or organization for compensation without the prior written consent of the Board of Directors of the Company (the “Board”). Notwithstanding the foregoing, it is also understood and agreed that the Executive currently serves and may continue to serve on boards of directors of other companies.

(b) Compensation.

(i) Base Salary. The Executive shall receive a base salary at an annual rate of [$600,000], subject to annual review at the discretion of the Board (the “Base Salary”). The Base Salary shall be payable in semi-monthly installments in accordance with the Company’s normal payroll procedures, and shall be reduced by payroll taxes and withholding required by federal, state or local law and any additional withholding to which the Executive agrees in writing.

(ii) Stock Options. The Executive shall be granted an option to purchase 125,000 shares of the Company’s Common Stock at fair market value on the date of grant, which date shall be the date this Agreement is executed by Employee (the “Employee Stock Option”). The Employee Stock Option shall be granted for a term of six (6) years pursuant to the stock option plan of the Company and shall vest over a period of four (4) years. The vesting period of the Employee Stock Option shall commence on December 31, 2006 as to twenty percent (20%) of the underlying option shares and shall further vest in a twenty percent (20%) increment on December 31, 2007, as to a forty percent (40%) increment on December 31, 2008, and as to a twenty percent (20%) increment on December 31, 2009. In the event that, following the Employment Period, Employee is not retained as a director of the Company through December 31, 2009, then and in that event, the vesting of the last twenty percent (20%) increment shall accelerate and become fully exercisable at the end of the Employment Period. All other acceleration of vesting and the extension of the term of the Employee option shall be as described in this Agreement.

(iii) Other Employee Benefit Plans. The Executive shall be entitled to participate in all employee benefit, welfare and other plans, practices, policies and programs generally applicable to similarly situated executives of the Company as in effect from time to time. Notwithstanding the foregoing, the Executive shall not participate in the Company’s Executive Incentive Compensation Plan or any other plan which provides incentive compensation generally to executive officers or other employees of the Company.

(iv) General Expenses. The Company shall, upon submission and approval of written statements and bills in accordance with the then-regular procedures of the Company, pay or reimburse the Executive for any and all necessary, customary and usual expenses (including entertainment) incurred by the Executive while traveling for or on behalf of the Company, and any and all other necessary, customary or usual expenses incurred by the Executive for or on behalf of the Company in the normal course of business, as determined to be appropriate by the Company and which shall include monthly parking and member dues at the Sutter Club in Sacramento.

(v) Automobile Allowance. During the term of this Agreement, the Executive shall be entitled to an automobile allowance in the amount of $1,200 per month (less payroll taxes and withholding required by federal, state or local law). In addition, Company shall pay the amounts charged by Executive for this automobile allowance for fuel for business related travel on a credit card provided by Company to Executive. Except for this automobile allowance and payment of fuel charges, Company shall not be obligated to pay any other expenditure with respect to the ownership or operation of Executive’s automobile, and Executive will be responsible for all out-of-pocket expenses, including, but not limited to, registration, insurance, repairs and maintenance. The Executive shall procure and maintain an automobile liability insurance policy on the automobile, with coverage including the Executive for at least $100,000 for bodily injury or death to any one person, $300,000 for bodily injury or death in any one accident, and $50,000 for property damage in any one accident. The Company shall be named as an additional insured and the Executive shall provide the Company with copies of policies evidencing insurance and the Company’s inclusion as an additional insured.

(vi) Vacation. The Executive shall be entitled to four weeks (20 days) paid vacation leave per year, which shall accrue on a daily basis. Such vacation leave shall be taken at such time or times as are mutually agreed upon by the Executive and the Board and in accordance with the Company’s vacation leave policy, provided, that at least two (2) weeks of such vacation shall be taken consecutively. The Executive acknowledges that the requirement of two (2) consecutive weeks of vacation is required by sound banking practice. For each calendar year, the Board shall decide, in its discretion, either (1) to pay the Executive for any unused vacation time for such calendar year or (2) to carry over any unused vacation time for such calendar year to the next calendar year, provided, however, that the Executive shall not accrue additional vacation time at any time that the Executive has accrued and unused vacation time of seven (7) weeks.

(vii) Retirement. The Company shall pay to the Executive a retirement benefit of $200,000 per year for a period of ten years, commencing as of the later of: (1) the first day of the month following the Executive’s retirement from the Company, provided, however, that payments that otherwise would be made within the first 6 months following termination shall be made the first day of the seventh month following termination, or (2) January 1 following the Executive’s 67th birthday provided that, except as expressly provided in section 4 herein below, such retirement benefits shall be deemed to be 80% vested as of the date of this Agreement and shall continue to vest at the rate of twenty percent (20%) per year commencing as of the effective date of this Agreement. The retirement benefits shall be payable in semi-monthly installments (calculated by multiplying the Executive’s vested percentage by $200,000) in accordance with the Company’s normal payroll procedures, less payroll taxes and withholding required by federal, state or local law and any additional withholding to which the Executive agrees in writing. The receipt of any benefit under this economic equivalent alternative will occur no earlier than would the first payment under the semi-monthly installment alternative. Notwithstanding the foregoing, upon the death or disability of the Executive during the Employment Period, the Executive’s retirement benefits shall begin on the first day of the month following such death or disability, provided, however, that payments that otherwise would be made within the first 6 months following such death or disability shall by made the first day of the seventh month following such death or disability. Payment of such retirement benefits in the event of the Executive’s death shall be made to Executive’s estate or beneficiary as provided in Section 4(c) hereof. The Company has designated specific corporate assets as the source from which payments under this Section 2(b)(vi) will be paid and such assets will remain under the Company’s dominion and control, and will be subject to the claims of its general creditors. The Company acknowledges that it has transferred such assets to a “rabbi trust” dated May 14, 2003 that satisfies the guidelines of Revenue Procedure 92-64, 1992-2 CB 422. If and to the extent the Company transfers such assets to a rabbi trust, it is the intention of the parties that such trust be treated as a “grantor” trust for federal income tax purposes, and that the income of the trust be treated as the Company’s income, pursuant to Subtitle A, Chapter 1, Subchapter J, Subpart E, of the Internal Revenue Code of 1986, as amended (the “Code”).

3. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give the Executive written notice in accordance with Section 17(e) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, the “Disability” of the Executive has occurred if the Executive is not able, as a result of an illness or other physical or mental disability, to perform the essential functions of his position as required by this Agreement for a period of ninety (90) consecutive days or in excess of one hundred eighty (180) days in any one (1) year period, notwithstanding reasonable accommodation by the Company to the Executive’s known physical or mental disability, solely in accordance with, and to the extent required by, the Americans with Disabilities Act, 29 U.S.C. sections 12101-213 or any other state or local law governing the employment of disabled persons (the “ADA”) provided such accommodation would not impose an undue hardship on the operation of the Company’s business or a direct threat to the Executive or others pursuant to the ADA.

(b) Cause. The Company may terminate the Executive’s employment for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) Any act of material dishonesty;

(ii) Any material breach of this Agreement;

(iii) Any breach of a fiduciary duty (involving personal profit);

(iv) Any habitual neglect of, or habitual negligence in carrying out, those duties contemplated under Sections 1 and 2 of this Agreement;

(v) Any willful violation of any law, rule or regulation, which, by virtue of bank regulatory restrictions imposed as a result thereof, would have a material adverse effect on the business or financial prospects of the Company;

(vi) Any conviction of any felony which may be reasonably interpreted to be harmful to the Company’s reputation;

(vii) The requirement to comply with any final cease-and-desist order or written agreement with any applicable state or federal bank regulatory authority which requests or orders the Executive’s dismissal or limits the Executive’s employment duties;

(viii) Any conduct which constitutes unfair competition with the Company or any parent company, shareholder, subsidiary, division or affiliate thereof;

(ix) The inducement of any client, customer, agent or employee to break any contract or terminate the agency or employment relationship with the Company or any parent company, shareholder, subsidiary, division or affiliate thereof; or

(x) Any willful engaging in illegal conduct or gross misconduct, which is materially and demonstrably injurious to the business or reputation of the Company or any of its subsidiaries. For purposes of this subsection (x), in determining whether cause exists, no act or failure to act on part of Employee shall be considered “willful” unless done, or omitted to be done, by Employee in bad faith and without reasonable belief that the action or omission was in, or not opposed to, the best interest of the Company or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board is conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interest of the Company. The Company must notify Employee of any event constituting cause within ninety (90) days following the Company’s knowledge of its existence or such event shall not constitute cause for purpose of this subparagraph (x).

Termination for Cause by the Company shall not constitute a waiver of any remedies that may otherwise be available to the Company under law, equity, or this Agreement.

(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of the Executive:

(i) The assignment to the Executive of duties inconsistent with the Executive’s status as Chairman of the Board and Chief Executive Officer of the Company or a substantial adverse alteration in the nature or stature of the Executive’s responsibilities from those described herein, which is not cured by the Company within seven (7) business days after the Executive delivers written notice to the Company of such assignment or alteration;

(ii) A reduction by the Company of the Executive’s then current Base Salary;

(iii) Any material breach by the Company of any provisions of this Agreement, which breach is not cured by the Company within seven (7) business days after the Executive delivers written notice of such breach to the Company.

(iv) the Company’s requiring the Executive to be based at any office location outside of Sacramento, California;

(v) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; and

(vi) any failure by the Company to comply with and satisfy Section 14 (c) of this Agreement.

(d) Change in Control. The Executive may terminate this Agreement upon a Change in Control of the Company, provided that the Executive provides Notice of Termination pursuant to Section 3(e) of this Agreement not later than two (2) years after the Change in Control occurs. “Change in Control” shall mean

(i) The consummation of a plan of dissolution or liquidation of the Company;

(ii) The consummation of a plan of reorganization, merger or consolidation involving the Company, except for a reorganization, merger or consolidation where (A) the shareholders of the Company immediately prior to such reorganization, merger or consolidation own directly or indirectly more than 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation (the “Surviving Corporation”) and the individuals who were members of the Board immediately prior to the execution of the agreement providing for such reorganization, merger or consolidation constitute at least 50% of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the voting securities of the Surviving Corporation; or (B) the Company is reorganized, merged or consolidated with a corporation in which any shareholder owning at least 50% of the combined voting power of the outstanding voting securities of the Company immediately prior to such reorganization, merger or consolidation, owns at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation;

(iii) The sale of all or substantially all of the assets of the Company to another person or entity;

(iv) The acquisition of beneficial ownership of stock representing more than fifty percent (50%) of the voting power of the Company then outstanding by another person or entity.

(e) Notice of Termination. Any termination by the Company whether for Cause or otherwise, or by the Executive for Good Reason or otherwise, shall be communicated by Notice of Termination to the other Party hereto given in accordance with Section 17(e) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; and (ii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(f) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for any reason other than death or Disability, or by the Executive for Good Reason or incident to a Change in Control, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be; (ii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be; and (iii) if the Executive terminates his employment other than for Good Reason, the Date of Termination shall be 30 days after the date of Notice of Termination, unless the Company, at its option, chooses an earlier date.

4. Obligations of the Company upon Termination.

(a) Good Reason; Other Than for Cause, Change in Control, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, death or Disability or the Executive shall terminate employment for Good Reason (other than incident to a Change in Control):

(i) the Company shall pay to the Executive a lump sum payment calculated to consist of an amount one (1) times Executive’s then current Base Salary, as defined in Section 2(b)(i), (less payroll taxes and withholding required by any federal, state or local law, any additional withholding to which the Executive has agreed, and any outstanding obligations owed by the Executive to the Company). No portion of such amount shall be payable until eight days after delivery to the Company of a duly executed Release in the form of Exhibit “A” hereto. Notwithstanding the foregoing, the lump sum payment must be paid (if at all) no later than 10 weeks after the end of the year in which employment termination occurs.

(ii) the Company shall pay to the Executive the retirement benefit provided for pursuant to Section 2(b)(vi) hereof for a period of ten years (unless an election to receive the retirement benefit in some other manner is timely made in accordance with Section 2(b)(vi)), commencing as of the first day of the month following the termination of the Executive’s employment pursuant to Section 3(c) hereof. If the retirement benefits are paid under this Section 4(a)(ii), the vesting schedule provided in Section 2(b)(vi) hereof will be accelerated and the Executive shall become fully vested in such retirement benefits. The retirement benefits shall be payable in semi-monthly installments in accordance with the Company’s normal payroll procedures (unless an election to receive the retirement benefit in some other manner is timely made in accordance with Section 2(b)(vi)), less payroll taxes and withholding required by federal, state or local law and any additional withholding to which the Executive agrees in writing; provided, however, that the payments that otherwise would be made within the first 6 months following termination of employment shall by made the first day of the seventh month following such termination. No portion of the otherwise non-vested retirement benefit shall be payable until eight days after delivery to the Company of a duly executed Release in the form of Exhibit “A” hereto.

(iii) any and all stock options granted to the Executive under any stock option plan of the Company and held by the Executive at the Date of Termination shall become fully vested and shall be exercisable for a period of three (3) years after the Date of Termination. Not withstanding the foregoing, in the event Employee continues as a director of the Company following the date of termination, and during such period Employee remains a director of the Company, such stock options shall continue to vest in accordance with the vesting schedule described in this Agreement and shall be exercisable for a period of three (3) years after such directorship ceases. No stock options shall become fully vested pursuant to this Section 4(a) until eight days after delivery to the Company of a duly executed Release in the form of Exhibit “A” hereto.

(iv) the Executive shall receive those benefits, if any, that have vested by operation of state or federal law or under any written term of a plan (“Vested Benefits”), and

(v) the Executive shall be entitled to receive health care coverage continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA Rights”), which will be paid for at the Company’s expense while the COBRA Rights are available.

The benefits specified in Sections 4 (a)(i) through 4(a)(iii) above shall constitute liquidated damages in lieu of any and all claims by the Executive against the Company and each of its parent companies, shareholders, subsidiaries, divisions and affiliates, and each of their respective directors, partners, members, officers, employees and agents, arising out of this Agreement or out of the employment relationship or termination of the employment relationship between the Executive and the Company, and shall be in full and complete satisfaction of any and all rights which the Executive may enjoy hereunder, and are expressly conditioned upon receipt by the Company of an executed, unconditional Release from the Executive in the form of Exhibit “A”.

(b) Change in Control. In the event of a Change in Control and, during the two (2) year period following such Change in Control, the Executive terminates employment with the Company (pursuant to Section 3(d)):

(i) the Company shall pay to the Executive a single sum severance payment calculated to consist of an amount equal to two (2) times the Executive’s then current Base Salary, as defined in Section 2(b)(i) (less payroll taxes and withholding required by any federal, state or local law, any additional withholding to which the Executive has agreed, and any outstanding obligations owed by the Executive to the Company) No portion of such severance pay shall be payable until eight days after delivery to the Company of a duly executed Release in the form of Exhibit “A” hereto. Notwithstanding the foregoing, the lump sum must be paid (if at all) no later than 10 weeks after the end of the year in which employment termination occurs.

(ii) the Company (or its successor) shall pay to the Executive the retirement benefit provided for pursuant to Section 2(b)(vi) hereof for a period of ten years (unless an election to receive the retirement benefit in some other manner is timely made in accordance with Section 2(b)(vi)), commencing as of the first day of the month following the termination of the Executive’s employment pursuant to Section 3(d). If the retirement benefits are paid under this Section 4(b)(ii), the vesting schedule provided in Section 2(b)(vi) hereof will be accelerated and the Executive shall become fully vested in such retirement benefits. The retirement benefits shall be payable in semi-monthly installments in accordance with the Company’s (or its successor’s) normal payroll procedures (unless an election to receive the retirement benefit in some other manner is timely made in accordance with Section 2(b)(vi)), less payroll taxes and withholding required by federal, state or local law and any additional withholding to which the Executive agrees in writing; provided, however, that the payments that otherwise would be made within the first 6 months following termination of employment shall by made the first day of the seventh month following such termination. No portion of the otherwise non-vested retirement benefit shall be payable until eight days after delivery to the Company of a duly executed Release in the form of Exhibit “A” hereto.

(iii) any and all stock options previously granted to the Executive under any stock option plan of the Company and held by the Executive at the Date of Termination shall become fully vested and shall be exercisable for a period of three (3) years after the Date of Termination. No stock options become fully vested pursuant to this Section 4(b) until eight days after delivery to the Company of a duly executed Release in the form of Exhibit “A” hereto.

(iv) the Executive shall receive Vested Benefits, as defined hereinabove; and

(v) the Executive shall be entitled to receive COBRA Rights, as defined hereinabove, which will be paid for at the Company’s expense while the COBRA Rights are available.

The payments specified in Sections 4 (b)(i) through 4(b)(iii) above shall constitute liquidated damages in lieu of any and all claims by the Executive against the Company and each of its parent companies, shareholders, subsidiaries, divisions and affiliates, and each of their respective directors, partners, members, officers, employees and agents, arising out of this Agreement or out of the employment relationship or termination of the employment relationship between the Executive and the Company, and shall be in full and complete satisfaction of any and all rights which the Executive may enjoy hereunder, and are expressly conditioned upon receipt by the Company of an executed, unconditional Release from the Executive in the form of Exhibit “A”.

(c) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of accrued Base Salary and the retirement benefit provided for pursuant to Section 2(b)(vi) hereof. Accrued Base Salary shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. The Company shall pay to the Executive’s estate or beneficiary, as applicable, the entire retirement benefit provided for pursuant to Section 2(b)(vi) hereof in a lump sum payment in cash made the first day of the seventh month following Executive’s death, less payroll taxes and withholding required by federal, state or local law and any additional withholding to which the Executive has agreed in writing. If the retirement benefits are paid under this Section 4(c), the vesting schedule provided in Section 2(b)(vi) hereof will be accelerated and the Executive shall become fully vested in such retirement benefits. The Executive’s legal representatives shall also be entitled to receive Vested Benefits, as defined hereinabove, and COBRA rights, as defined hereinabove, to the extent allowed by law.

(d) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of accrued Base Salary and the retirement benefit provided for pursuant to Section 2(b)(vi) hereof. The Company shall pay to the Executive the retirement benefit provided for pursuant to Section 2(b)(vi) hereof for a period of ten years (unless an election to receive the retirement benefit in some other manner is timely made in accordance with Section 2(b)(vi)), commencing as of the first day of the month following the termination of the Executive’s employment for disability pursuant to Section 3(a). If the retirement benefits are paid under this Section 4(d), the vesting schedule provided in Section 2(b)(vi) hereof will be accelerated and the Executive shall become fully vested in such retirement benefits. The retirement benefits shall be payable in semi-monthly installments in accordance with the Company’s normal payroll procedures (unless an election to receive the retirement benefit in some other manner is timely made in accordance with Section 2(b)(vi)), less payroll taxes and withholding required by federal, state or local law and any additional withholding to which the Executive agrees in writing. Any and all stock options previously granted to the Executive under any stock option plan of the Company and held by the Executive at the Date of Termination shall become fully vested and shall be exercisable for a period of three (3) years after the Date of Termination. The Executive shall also be entitled to receive Vested Benefits, as defined hereinabove, and COBRA rights, as defined hereinabove.

(e) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause or if the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) his Base Salary through the Date of Termination, (ii) retirement benefits specified in section 2(b)(vi) hereinabove, to the extent vested as specified therein, (iii) Vested Benefits, as defined hereinabove, and (iv) COBRA rights, as defined hereinabove.

5. No Duty to Mitigate. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment.

6. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (a “Payment”) would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and all other related payroll taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 6(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed the lesser of (a) 105% of the greatest amount (the “Reduced Amount”) that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, or (b) $50,000; then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be equal to the Reduced Amount.

(b) Subject to the provisions of Section 6(c), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such certified public accounting firm reasonably acceptable to the Executive as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company to the Executive within five days of the later of (i) the due date for the payment of any Excise Tax; and (ii) the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 6(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 6(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

7. Company Property. All records, financial statements and similar documents obtained, reviewed or compiled by the Executive in the course of the performance by him of services for the Company, whether or not confidential information or trade secrets, shall be the exclusive property of the Company. The Executive agrees to hold as the Company’s property, all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way relating to the Company’s business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company, at any time to deliver the same to the Company. The Executive shall have no rights in such documents upon any termination of his employment.

8. Proprietary Information.

(a) The Executive recognizes and acknowledges that the Company and its parent companies, shareholders, subsidiaries, divisions and affiliates possess trade secrets and other confidential and/or proprietary information concerning their respective business affairs and methods of operation which constitute valuable, confidential, and unique assets of the business of the Company and its parent companies, shareholders, subsidiaries, divisions and affiliates (“Proprietary Information”), which the Company and its parent companies, shareholders, subsidiaries, divisions and affiliates have developed through a substantial expenditure of time and money and which are and will continue to be utilized in the business of the Company and its parent companies, shareholders, subsidiaries, divisions and affiliates and which are not generally known in the trade. As used herein, Propriety Information includes the following:

(i) Customer lists, including information regarding the identity of clients and client contacts, client accounts, the business needs and preferences of clients, and information regarding business and contractual arrangements with clients. As used herein, “Customer List” is not limited to physical writing or compilations, and includes information which is contained in or reproduced from the memory of any employee.

(ii) Business plans, objectives and strategies, and marketing plans and information;

(iii) Financial information, sales information and pricing information, including information regarding vendors, suppliers and others doing business with the Company, or any parent company, shareholder, subsidiary, division or affiliate thereof;

(iv) Personal identities and information regarding skills and compensation of the personnel of the Company, or any parent company, shareholder, subsidiary, division or affiliate thereof;

(v) the Company’s manuals and handbooks, computer programs and data;

(vi) Any other confidential information which gives the Company, or any parent company, shareholder, subsidiary, division or affiliate thereof, an opportunity to claim a competitive advantage or has economic value.

(b) During his employment with the Company, the Executive will not use, copy, transmit or otherwise disclose the Company’s Proprietary Information for any purpose other than for the benefit of the Company, and the Executive will make all reasonable efforts to protect the confidential nature of such information. The Executive will not disclose the Company’s Proprietary Information to anyone not entitled to such disclosure without the advance written permission of the Chairman of the Executive Committee of the Board of Directors of the Company.

(c) Upon termination of his employment, the Executive will immediately deliver to the Company all of the Company’s Proprietary Information. The Executive will not retain any copies of the Company’s Proprietary Information after termination of his employment without the express written consent of the Chairman of the Executive Committee of the Board of Directors of the Company.

(d) After termination of his employment, the Executive will not use the Company’s Proprietary Information for any purpose, or disclose or communicate the same to any person, firm or corporation for any purpose.

(e) In the event the Executive should receive, during the Employment Term, or thereafter, any subpoena, search warrant or other court process requiring the Executive to produce any documents containing Proprietary Information as defined herein, the Executive shall immediately provide a copy of such request to the Company.

(f) Notwithstanding anything in this Agreement to the contrary, information (i) already in the public domain; (ii) independently developed by the Executive; (iii) obtained from a source not subject to a confidentiality obligation to the Company or a third party; or (iv) that becomes public knowledge (other than by acts of the Executive in violation of this Agreement), shall not be deemed to be Proprietary Information as described in this Section 8.

9. Non-Solicitation. During his employment with the Company, and for a period of one year immediately following his employment with the Company, the Executive shall not, directly or indirectly, solicit or attempt to solicit any employee of the Company, or of any parent company, shareholder, subsidiary, division or affiliate thereof, to terminate his employment with said company, or to work for any other business, person or company.

10. Equitable Relief. The Executive acknowledges that any breach or threatened breach by him of the provisions of Sections 7, 8 and 9 of this Agreement will result in immediate and irreparable harm to the Company, for which there will be no adequate remedy at law, and that the Company will be entitled (subject to Section 18) to equitable relief to restrain the Executive from violating the terms of these sections, or to compel the Executive to cease and desist all unauthorized use and disclosure of the Confidential Information, without posting bond or other security. Nothing in this Section shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from the Executive.

11. Property of Others. The Executive represents that his performance under this Agreement does not and will not breach any agreement to keep in confidence confidential information or trade secrets, if any, acquired by the Executive in confidence prior to this Agreement. There are no agreements, written or oral, conveying rights in any research conducted by the Executive. The Executive represents, as part of the consideration for entering into this Agreement, that he has not brought and will not bring to the Company or use in the performance of his responsibilities at the Company any equipment, supplies, facility or trade secret information of any current or former employer or organization with which he provided services which are not generally available to the public, unless he has obtained written authorization for their possession and use.

12. Compliance with the Company Policies. The Executive agrees to observe and comply with the rules and regulations of the Company respecting the performance of his duties and to carry out and perform orders, directions and policies communicated to his from time to time. The Executive agrees to comply with all rules and policies contained in any applicable Employee Handbook which has been or will be issued by the Company.

13.Survival of Obligations. The provisions of Sections 7, 8, 9 and 11 of this Agreement shall survive the Executive’s termination of employment and the termination of this Agreement. Other provisions of this Agreement shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of each Party’s respective rights and obligations.

14. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company or any of its affiliated companies would be required to perform it if no such succession had taken place. As used in this Agreement, “the Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

15. Tax Consequences. The Executive is urged to review with his own tax advisors the federal and state tax consequences of the transactions contemplated by this Agreement. The Executive is relying solely on such advisors (if any) and not on any statements or representations of the Company or any of its agents.

16. Indemnification. The Company shall indemnify the Executive (and his legal representatives or other successors) to the fullest extent permitted by the laws of the State of California and its existing articles of incorporation and bylaws, and the Executive shall be entitled to the protection of an insurance policy the Company maintains for the benefit of its directors, officers and/or employees, against all costs, charges and expenses whatsoever incurred or sustained by his (or his legal representatives or other successors) in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be a party by reason of his being or having been a director, officer and/or employee of the Company and/or its affiliated companies.

17. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.

(b) This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties hereto. The paragraph headings in this Agreement are inserted for convenience only, and shall in no way effect the interpretation of this Agreement.

(c) The Parties expressly agree that this document (together with the Restricted Stock Agreement) constitutes the entire agreement between the Parties hereto. This Agreement is executed without reliance on any promise, warranty or representation by any Party, or any representative of any Party, other than those, if any, expressly contained herein. It is the intent of this Agreement to constitute an integration of the entire Agreement between the Parties, superseding all the previous negotiations, promises, covenants, agreements and representations. Each Party understands that in the event of any subsequent litigation, controversy or dispute concerning any of the terms, conditions or provisions of this Agreement, no Party shall be permitted to offer or introduce any evidence concerning any collateral or oral agreements between the Parties.

(d) This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

(e) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Ronald W. Bachli

40 Citrus Court

Hillsborough, CA 94010

If to the Company:

Placer Sierra Bancshares

525 J Street

Sacramento, CA 95812

Attn: Robert J. Kushner

Chairman of the Compensation Committee

of the Board of Directors

or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing.

(f) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(g) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(h) The Executive’s or the Company’s failure to insist upon strict compliance with any provisions of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

18. Arbitration. In the event of any dispute, claim or controversy between the Executive and the Company (or its directors, officers, employees or agents) arising out of this Agreement or the Executive’s employment with the Company, both Parties agree to submit such dispute, claim or controversy to final and binding arbitration before the American Arbitration Association (“AAA”) in accordance with the AAA National Rules for the Resolution of Employment Disputes. The claims governed by this arbitration provision include, but are not limited to, claims for breach of contract, civil torts and employment discrimination such as violation of the Fair Employment and Housing Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and other employment laws.

(a) The arbitration shall be conducted by a single arbitrator selected either by mutual agreement of the Executive and the Company or, if they cannot agree, from an odd-numbered list of experienced employment law arbitrators provided by the American Arbitration Association. Each Party shall strike one arbitrator from the list alternately until only one arbitrator remains.

(b) Each Party shall have the right to conduct reasonable discovery, as determined by the arbitrator.

(c) The arbitrator shall have all powers conferred by law and a judgment may be entered on the award by a court of law having jurisdiction. The arbitrator shall render a written arbitration award that contains the essential findings and conclusions on which the award is based. The award and judgment shall be binding and final on both Parties.

(d) The Company will advance the arbitrator’s fees and costs as well as any AAA administrative fees. The Parties shall each advance the fees of their own attorneys and the expenses of their own witnesses. To the extent permitted by law, the Arbitrator may in his or her discretion award the prevailing party the reasonable legal fees and expenses incurred in the arbitration.

(e) This agreement to arbitrate shall continue during the term of employment and thereafter regarding any employment-related disputes.

(f) The Executive and the Company understand that by signing this Agreement, they give up their right to a civil trial and their right to a trial by jury.

[SIGNATURE PAGE TO FOLLOW.]

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from the Board of Directors of the Company, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

PLACER SIERRA BANCSHARES

By:	/s/ Robert J. Kushner
Name:	Robert J. Kushner
Title:	Chairman of the Compensation Committee of the Board of Directors

Date:	June 9, 2006

/s/ Ronald W. Bachli

RONALD W. BACHLI

Date:	June 9, 2006

EXHIBIT A

RELEASE AGREEMENT

This Release Agreement (“Release”) was given to me, RONALD W. BACHLI (“the Executive”), this                      day of                     , 200  , by PLACER SIERRA BANCSHARES, a California corporation (the “Company”). At such time as this Release becomes effective and enforceable (i.e., the revocation period set forth below has expired), and assuming such the Executive is otherwise eligible for payments under the terms of that certain Employment Agreement between the Executive and the Company effective as of January 1, 2003 (the “Agreement”), the Company agrees to pay the Executive, pursuant to the terms of the Agreement, (a) a single sum payment in the amount of $                     (less payroll taxes and withholding required by any federal, state or local law, any additional withholding to which the Executive has agreed, and any outstanding obligations owed by the Executive to the Company); and (b) the retirement benefit provided for pursuant to Section 2(b)(vi) of the Agreement (less payroll taxes and withholding required by any federal, state or local law, any additional withholding to which the Executive has agreed, and any outstanding obligations owed by the Executive to the Company) for a period of ten years (unless an election to receive the retirement benefit in some other manner is timely made in accordance with Section 2(b)(vi)), commencing as of the first day of the month following the termination of the Executive’s employment pursuant to Section 3(c) or 3(d) of the Agreement, such vesting schedule provided in Section 2(b)(vi) of the Agreement will be accelerated and the Executive shall become fully vested in the retirement benefits.

The Executive is also entitled to receive (i) those benefits, if any, that have vested by operation of state or federal law or under any written term of a plan (“Vested Benefits”), (ii) health care coverage continuation rights (at his own expense) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (iii) vesting of any stock options, as specified in the Agreement.

In consideration of the receipt of the promise to pay such amount, the Executive hereby agrees, for himself, his heirs, executors, administrators, successors and assigns (hereinafter referred to as the “Releasors”), to fully release and discharge the Company and each of its parent companies, shareholders, subsidiaries, divisions and affiliates, and each of their respective officers, partners, directors, members, managers, employees and agents, and each of their respective predecessors, successors, heirs and assigns (hereinafter referred to as the “Releasees”) from any and all claims, suits, causes of action, debts, obligations, costs, losses, liabilities, damages and demands under any federal, state or local law or laws, or contract, tort or common law, whether or not known, suspected or claimed, which the Releasors have, or hereafter may have, against the Releasees arising out of or in any way related to the Executive’s employment (or other contractual relationship) with the Company and/or the termination of that relationship. The claims released herein include claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the U.S. Pregnancy Discrimination Act, the U.S. Family and Medical Leave Act, the U.S. Fair Labor Standards Act, the U.S. Equal Pay Act, The Workers Adjustment and Notification Act, the California Fair Employment and Housing Act, and the California Labor Code. Provided, however, that this Agreement does not waive rights or claims under the Age Discrimination in Employment Act that may arise after the date this Release is executed.

It is understood and agreed that this Release extends to all such claims and/or potential claims, and that the Executive, on behalf of the Releasors, hereby expressly waives all rights with respect to all such claims under California Civil Code section 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The monies to be paid to the Executive in this Release are in addition to any sums to which he would be entitled without signing this Release.

The Executive acknowledges that he has read and does understand the provisions of this Release. The Executive acknowledges that he affixes his signature hereto voluntarily and without coercion, and that no promise or inducement has been made other than those set out in this Release and that he executes this Release without reliance on any representation by any Releasee.

The Executive understands that this Release involves the relinquishment of his legal rights, and that he has the right to, and has been given the opportunity to, consult with an attorney of his choice. The Executive acknowledges that he has been (and hereby is) advised by the Company that he should consult with an attorney prior to executing this Release.

This document does not constitute, and shall not be admissible as evidence of, an admission by any Releasee as to any fact or matter.

In case any part of this Release is later deemed to be invalid, illegal or otherwise unenforceable, the Executive agrees that the legality and enforceability of the remaining provisions of this Release will not be affected in any way.

The Executive acknowledges that he has been given a period of twenty-one (21) days from receipt of this Release within which to consider this Release and decide whether or not to execute this Release. If the Executive executes this Release at any time prior to the end of the 21 day period, such early execution was a knowing and voluntary waiver of the Executive’s right to consider this Release for at least 21 days, and was due to his belief that he had ample time in which to consider this Release.

The Executive may, within seven (7) days of his execution and delivery of this Release, revoke this Release by a written document received by the Company on or before the end of the seven (7) day period. The Release will not be effective until said revocation period has expired. No payments will be made hereunder if the Executive revokes this Release.

Dated:
RONALD W. BACHLI

EXHIBIT B

The Chief Executive Officer shall be responsible for overall direction of the Company to maximize income, return on equity and return on assets; providing leadership in establishing current and long-range objectives, strategies, policies and plans, subject to approval of the Board of Directors.

The Chief Executive Officer shall act as the principal representative of the Company with the press, investors, major customers, community and industry associations, other businesses and regulatory agencies, and shall directly supervise the Company’s senior officers.

The Chief Executive Officer shall manage investor relations and analyst presentations, identify and negotiate acquisitions, and provide training for the Company officers and directors.